Exhibit 10.9
DISTRIBUTORSHIP AGREEMENT
THIS AGREEMENT effective this 29th day of August 2005, by and between:
Cytokine PharmaSciences, Inc. (hereinafter “CPSI”), a Delaware corporation with principal offices at Walnut Hill Plaza, 150 South Warner Road, Suite 420, King of Prussia, Pennsylvania 19406 USA and Controlled Therapeutics (Scotland) Limited, a Scottish limited liability company, having its principal offices at One Redwood Place, Peel Park Campus, East Kilbride, Scotland G74 5PB (hereinafter referred to as “CTS”); and
Beijing Med-Pharm Corporation, a Delaware corporation having offices at 600 West Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462, USA (hereinafter referred to as “Distributor”).
RECITALS
A. By license agreement dated October 1, 1992, as amended from time to time through the date hereof (the “BTG License Agreement”), the British Technology Group Limited (“BTG”) has granted certain rights to CTS relating to the manufacture and composition of the Product (as hereafter defined).
B. CTS desires to appoint Distributor as its exclusive distributor to market, promote and sell the Product in the Territory (as hereinafter defined) and Distributor desires to accept such appointment by purchasing from CTS all of Distributor’s requirements of the Product for sale and distribution in the Territory, all in accordance with the terms and conditions hereinafter set forth.
C. CTS is a wholly owned subsidiary of CPSI and the parties deem it necessary for CPSI to join as a party hereto to guarantee CTS’ performance hereunder.
     NOW, THEREFORE, in consideration of the mutual promises set forth herein, the parties hereto, intending to be legally bound, hereby agree as follows:
1.	Definitions.
     As used herein, the following terms shall have the respective meanings set forth below:
     1.1 “Affiliate” shall mean, as to a party hereto, any corporation or other legal entity controlling, controlled by or under common control with such party. For purposes hereof, “control” shall mean direct or indirect ownership or control, now or hereafter, of more than 50% of the outstanding shares, stock, equity or other interest entitled to vote for the election of directors or other managing authority (other than any shares of stock whose voting rights are subject to restriction) of the subject corporation or other legal entity, provided that such corporation or other legal entity shall be deemed to be an Affiliate for the purposes of this Agreement only for so long as such ownership or control by reason of the foregoing exists.
     1.2 “Commencement Date” shall have the meaning set forth in Section 2.2.

     1.3 “Confidential Information” means any information (whether or not reduced to writing) that either party hereto from time to time shall possess in relation to the development, formulation, manufacture, testing, marketing or distribution of the Product and that is not generally known to the public or the pharmaceutical industry, unless such general knowledge results from disclosure by either party hereto or any recipient of such information as permitted by Section 7.1 from and after the date hereof.
     1.4 “Contract Year” means, for the first Contract Year, the period beginning on the date of first sale of the Product by Distributor in the Territory and ending December 31 of the following year (such that the first Contract Year shall consist of more than 12 but fewer than 24 months) and, for each subsequent Contract Year, the successive calendar year or portion thereof during the term of this Agreement.
     1.5 “Product” shall mean a vaginal insert infused with dinoprostone as described generally in the Product Registration (as hereinafter defined) in the Territory.
     1.6 “Product Registration” shall mean all applicable approval granted by the governmental and regulatory authorities in the Territory permitting Distributor to import, market, promote, distribute and sell the Product in the Territory, as the same shall be amended from time to time.
     1.7 “Quarter” shall refer to the quarterly periods ending March 31, June 30, September 30 and December 31.
     1.8 “Specifications” shall mean the specifications for the Product set forth in the Product Registration or other approval to market the Product in the Territory, as the same may be amended from time to time and the specifications listed on Exhibit 1.8.
     1.9 “Territory” shall mean the People’s Republic of China.[Note: Hong Kong and Macau will be addressed later in an amendment to this Agreement]
2.	Regulatory Filings and Cooperation.
     2.1 Termination of Prior Distributor. As of the date of this Agreement, the distribution rights for the Product in the Territory are currently in the hands of a third party. CTS, with the assistance of Distributor, shall use its best efforts to terminate such distribution rights within [30 days] of the date hereof.
     2.2 Certificate of Termination. As soon as possible following such termination, CTS will provide an authorized officer’s certification certifying that (a) such termination is effective and (b) to CTS’s best knowledge, there are no claims or cause of actions threatened or filed in connection with such terminated relationship. The date Distributor receives such certification shall be the “Commencement Date.”
     2.3 Commencement Date. This Agreement shall become effective on the Commencement Date.
     2.4 Product Registration. Within the ten (10) days of the Commencement Date, CTS shall, at CTS’s expense, provide an authorized officer’s certification certifying that the Product Registration is held solely by CTS.
     2.5 Exclusive Distributorship. Within twenty (20) days of the Commencement Date, CTS shall (a) notify the relevant governmental authorities of the Territory of the existence and terms of this Agreement (as required by the laws or regulations of the Territory) and name Distributor as its exclusive distributor for the Product in the Territory and (b) provide Distributor a certified copy of such notification to the relevant governmental authorities
     2.6 Up-Front Payment. In consideration for the grant of exclusive rights under this Agreement, Distributor shall pay CPSI the amount of Five Hundred Thousand Dollars ($500,000) by wire transfer to a bank account designated by CPSI within ten (10) days of receipt of the certified copy of the notification referred to in Section 2.5(b).
     2.7 Maintenance. Distributor shall maintain the Product Registration in the Territory at Distributor’s expense.
     2.8 Cooperation. CTS shall provide (a) cooperation and support to Distributor in connection with maintenance of the Product Registration and (b) all required information (including Confidential Information) that is necessary or useful for the development and/or marketing the Product. Subject to Section 7.1, Distributor may freely use such information, whether Confidential Information or not, for the purpose of developing and marketing the Product. In such case, Distributor shall provide promptly to CTS a summary in English, at Distributor’s expense, of all material governmental and regulatory submissions prior to the time they are filed.
     2.9 Reporting. Distributor shall keep CTS fully informed of developments that might have a material adverse effect on the Product Registration or the general regulatory strategy for the Product in the Territory.
3.	Trademarks and Trade Names.
     As between CTS and Distributor, CTS shall own or control all trademarks and trade names to the Product held by CTS that Distributor may determine to use in the marketing, promotion and sales of the Product in the Territory and shall register and maintain such trademarks at its own cost. CTS hereby grants Distributor an exclusive, royalty-free license for the Territory to the trademarks “Propess” and “Cervidil” for use exclusively in connection with the Product during the term of this Agreement. In addition to other specifications and/or requirements, CTS represents and warrants that the Product shall be of at least the same level of quality as products distributed under the same trademarks in other jurisdictions. The parties agree to cooperate on the selection, registration and maintenance of any other trademark or name under which Distributor may choose to market the Product.
4.	Product.
4.1	Purchase and Sale.
          (a) Purchase and Sale of Product. From and after the Commencement Date and during the term of this Agreement and subject to the provisions of Article 5 hereof, (i) CTS shall sell to Distributor; and (ii) Distributor shall purchase from CTS such quantities of Product as Distributor shall require for the marketing and sale of the Product in the Territory, provided, that CTS shall not be obligated to sell to Distributor during any Quarter quantities of Product in excess of 125% of the quantities specified by Distributor in its forecast provided pursuant to Section 5.4 hereof, so long as CTS uses reasonable commercial efforts to supply such excess quantities. In the event of a Product shortage, CTS shall allocate its available supply among Distributor and its other distributors on a basis at least as favorable to Distributor as to CTS’s other customers, Affiliates and/or own requirements. All Product sold by CTS to Distributor hereunder shall be packaged in bulk finished form as described below, in compliance with all applicable law and regulatory requirements in the Territory. For purposes of this Agreement, bulk finished form shall mean the Product in its finished form, packaged in a foil overwrap, ready for packaging in its final commercial package by Distributor. Distributor shall supply any artwork required for labeling of the foil overwrap.
          (b) Responsibilities. CTS shall (i) be responsible as provided in this Agreement for all Product supplied by it even if such Product is manufactured, in whole or in part, for CTS by third parties or its Affiliates, and (ii) guarantees and warrants the related performance of any responsibilities so delegated, and assumes full vicarious liability for any such Affiliate or third party sublicensee, subcontractor or permitted designee.
          (c) Sales Restriction. Distributor shall not solicit nor accept orders for the Product from outside the Territory. If Distributor receives an order for Product from a prospective purchaser other than customers whose principal place of business is within the Territory, Distributor shall immediately refer that order to CTS. Distributor shall not accept any such orders. Without limiting the generality of the foregoing, Distributor may not deliver or tender (or cause to be delivered or tendered) Product outside the Territory, nor sell any Product to a purchaser within the Territory if Distributor knows that such purchaser intends to remove such Product from the Territory.
          (d) Overdue Payments. Any undisputed amount not paid when due under this Agreement, including, without limitation, under Section 5.1 hereof, shall bear interest at the lesser of (i) 1.5% per month, compounded monthly, or (ii) the highest rate permitted by applicable law.
          (e) Set-off Rights. Any amount payable to CTS under this Agreement including, without limitation, under Section 4.1(d) and Section 5.1 hereof, may be reduced due to any counterclaim, set-off, adjustment or other right which Distributor might have against CTS, any other party or otherwise.
4.2	Limited Warranties.
          (a) CTS warrants to Distributor that the Product delivered to Distributor: (i) shall conform with the Specifications and shall have a shelf life of not less than 24 months from the date of manufacture; (ii) shall be manufactured, stored, packaged and shipped in accordance with the Product Registration and all laws and regulations applicable thereto (including, without limitation, a manufacturer’s authorization and an export certificate (“Certificate of a Pharmaceutical Product”) issued by the U.K. Medicines and Healthcare Products Regulatory Agency (“MHRA”), a pro forma copy of which is attached hereto as Exhibit 4.2); and (iii) shall be manufactured in a facility or facilities which comply with all applicable regulatory requirements, including current GMP regulations of the U.S. FDA, the MHRA and the relevant regulatory authorities in the Territory.
          (b) CTS’ liability for breach of its obligations under this Section 4.2 shall be as set forth in Section 4.3 hereof. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, CONCERNING THE SUCCESS OR POTENTIAL SUCCESS OF THE DISTRIBUTION OR SALE OF THE

PRODUCT. EXCEPT FOR THE CONTRACTUAL PROVISIONS EXPRESSLY SET FORTH IN THIS AGREEMENT, CTS EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, WRITTEN OR ORAL, WITH RESPECT TO THE PRODUCT, INCLUDING, BUT NOT LIMITED TO, ALL IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.
4.3	Inspection; Replacement or Credit.
          (a) Claims relating to quality defects in the Product supplied by CTS shall be submitted to CTS within a reasonable time, not to exceed 90 days, after Distributor or any of its Affiliates or sub-distributors hereunder has accepted delivery of the Product. CTS shall use its best efforts to replace free of charge the defective quantities of the Product within 30 days from the date of Distributor’s request for replacement or, at Distributor’s option, to provide a credit against future purchases of the Product.
          (b) In the case of Product with defects not readily discoverable (1) prior to the shipment of any Product to Distributor or (2) within the 90 day period specified in Section 4.3(a), each party shall notify the other party of any such defects discovered by such party promptly following such party’s discovery thereof. Such Products shall be treated the same as the non-conforming Products set forth in Section 4.3(a).
     4.4 Manufacturing Facilities. CTS shall not change or alter the facilities at which the Product is manufactured pursuant to the Product Registration, without giving Distributor reasonable prior written notice of, and obtaining the prior approval of the applicable regulatory agencies to, such change or alteration. CTS shall be responsible for the performance of all tests or studies and related regulatory work and costs incurred as a result of any change or alteration described in this Section 4.4.
     4.5 Labeling; Secondary Packaging. Distributor shall suitably label the Product in accordance with the applicable laws of the Territory, shall reasonably note on such packaging that the Product is manufactured by CTS and, after consultation with CTS, shall mark packaging or pack inserts with patent numbers and appropriate additional information, consistent with the administrative guidance of the Ministry of Health of the People’s Republic of China (“MHPRC”), unless such additional information is not allowed under the administrative guidance of the MHPRC. Any trade dress (and all goodwill associated therewith) utilized by Distributor to use in the marketing, promotion and sales of the Product in the Territory (the “Secondary Packaging”) shall be solely owned by Distributor, who shall be responsible for complying with the applicable laws in connection with such Secondary Packaging. Distributor hereby grants to CTS the right to use the Secondary Packaging solely for the purpose of performing its obligations under this Agreement; provided that such right shall automatically terminate upon the termination or expiration of this Agreement.
5.	Purchase Price; Terms of Purchase; Annual Forecasts; Taxes.
     5.1 Purchase Price. The price per unit to be paid by Distributor is set out in Exhibit 5.1 and is subject to annual increases beginning in 2006 of an amount not to exceed the annual increase in the United Kingdom Consumer Price Index for the preceding calendar year, as published in the Financial Times or other mutually-agreed source. All sums due under this Agreement shall be payable in British Pounds.

     5.2 Samples. CTS shall supply Distributor with such quantities of Product free of charge necessary for Distributor to conduct a reasonable number of seeding or promotional trials. Distributor shall conduct any such trials in accordance with a protocol approved by CTS and shall make all data available for use by CTS. In addition, during the first Contract Year, CTS shall provide samples of the Product to Distributor at no charge in support of Distributor’s marketing efforts equal to the number of obstetricians on whom Distributor calls (not to exceed 300 units of Product). In addition, during the second Contract Year, CTS shall provide quantities of the Product to Distributor at no charge equal to five percent (5%) of Distributor’s purchases of Product. Such samples shall be marked clearly as such and shall be used as samples, not as Product for resale.
     5.3 Terms of Purchase. The Purchase Price shall be on the basis F.O.B. East Kilbride, Scotland (Incoterms 2000 Invoices shall be rendered at the time of shipment. Payments by Distributor shall be by wire transfer to an account designated by CTS from time to time and shall be net 30 days from the shipment date, it being understood that the shipment date shall mean delivery into the hands of a common carrier selected by Distributor from among CTS’s known and approved carriers. CTS shall arrange for the delivery of Product to Distributor’s (or its agent’s) designated facilities as stated on the purchase order and in a manner consistent with good commercial practices, and in accordance with any agreed-upon shipping specifications. With each shipment of Product, CTS shall provide Distributor with commercially appropriate shipping documentation, including bills of lading, and with such certificates of analysis and other appropriate documentation identifying the applicable batch numbers, indicating conformance of the shipment with the Specifications, and all regulatory standards, and, at Distributor’s request, CTS shall provide Distributor with reasonable access to any applicable supporting data
     5.4 Forecasts; Orders. Distributor’s projected sales of the Product during the initial term of this Agreement are set out in Exhibit 5.4. Distributor shall, from and after the Commencement Date, deliver to CTS not later than 60 days before the beginning of each Quarter a written declaration containing a good faith estimate of (i) Distributor’s requirements of Product for the ensuing four Quarters; and (ii) the quantity of Product to be shipped to Distributor during each Quarter during such period. Distributor shall submit its estimate for the first Contract Year on the Commencement Date and shall order not less than 5,000 single units of Product, a quantity estimated by Distributor as sufficient to cover the first six months of sales. All subsequent orders shall be in lots of not less than 1,000 single units. Not later than 60 days before the beginning of each Quarter, Distributor shall furnish CTS with a binding order stating the quantities of Product to be purchased hereunder during such Quarter and Product shall be shipped in such manner to assure its arrival at the facilities of Distributor by the delivery dates specified in such written declaration.
6.	Representations, Warranties and Covenants.
     6.1 CPSI and CTS Representation and Warranties. CPSI and CTS hereby represent and warrant to Distributor as follows:
          (a) The execution and delivery by CTS of this Agreement and the performance by CTS of its obligations hereunder have been duly authorized by all necessary corporate action on the part of CTS, and do not conflict with the terms of any other contract, agreement, arrangement or understanding to which CTS is a party.
          (b) The BTG License Agreement remains in full force and effect in accordance with its terms and CTS has a right to manufacture and sell the Product and to grant the distributorship exclusively to Distributor in accordance with the terms hereof. CTS is not and will not be in material breach of the BTG License Agreement. As of the Commencement Date, (i) the license granted to CTS under the BTG License Agreement is valid and enforceable and CTS has no knowledge that any third party is infringing any of its rights under the BTG License Agreement, and (ii) with respect to the Product, to the best of CTS’s knowledge, there are no blocking patent rights or similar intellectual property rights of a third party that could prevent the marketing, promotion or sale of the Product by Distributor in the Territory and CTS has no knowledge that the making, using or selling of the Product as a product would infringe the patent rights of any third party.
          (c) Except as set forth herein, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of CTS in connection with the valid execution, delivery and performance of this Agreement, where the failure to obtain any of the foregoing would not have a material adverse impact on the ability of CTS to meet its obligations hereunder.
          (d) CTS (i) has furnished Distributor with all material information requested by Distributor concerning the quality, toxicity, safety and/or efficacy concerns that may materially impair the utility and/or safety of the Products and (ii) is and will be in compliance through the term of this Agreement in all material respects with all laws, rules and regulations applicable to its performance under this Agreement.
          (e) CTS will not, during the term of this Agreement, grant any rights inconsistent with the rights and licenses granted to Distributor herein.
     6.2 Distributor Representations and Warranties. Distributor hereby represents and warrants to CTS as follows:
          (a) The execution and delivery by Distributor of this Agreement and the performance by Distributor of its obligations hereunder have been duly authorized by all necessary corporate action on the part of Distributor, and do not conflict with the terms of any other contract, agreement, arrangement or understanding to which Distributor is a party.
          (b) Distributor has received from CTS such information with respect to the Product as Distributor has deemed necessary to make its decision to proceed to enter into this Agreement. The foregoing shall not be deemed a limitation upon any representation or warranty of CTS set forth herein.
          (c) Except as set forth herein, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Distributor in connection with the valid execution, delivery and performance of this Agreement, where the failure to obtain any of the foregoing would not have a material adverse impact on the ability of Distributor to meet its obligations hereunder.

          (d) Distributor is and will be in material compliance throughout the term of this Agreement with all of the applicable regulatory requirements relating to the Product in the Territory, including, without limitation and where relevant and applicable, all guides, guidelines and guidance documents published by regulatory authorities and trade associations.
     6.3 Regulatory Cooperation.
          (a) The parties shall disclose to each other all reports or other knowledge they receive with respect to adverse drug experiences in accordance with the Standard Operating Procedure attached hereto as Exhibit 6.3, as the same shall be amended from time to time in writing by mutual agreement, and reports of mislabeling, stability failures or microbiological contamination.
          (b) In addition to and without limiting the requirements of Section 6.3(a) above, Distributor and CTS agree, throughout the duration of this Agreement, to notify the other party immediately, of any information concerning any serious or unexpected side effect, injury, toxicity or sensitivity reaction, or any unexpected incidents, and the severity thereof, associated with the clinical uses, studies, investigations, tests and marketing of the Product, whether or not determined to be attributable to the Product. “Serious”, as used in this Section 6.3(b), refers to an experience which is life-threatening or results in death, permanent or substantial disability, in-patient hospitalization, or prolongation of hospitalization, or produces a congenital anomaly. “Unexpected”, as used in this Section 6.3(b), is one that is not listed in the current labeling for the Product and includes an event that may be symptomatically and pathophysiologically related to an event because of increased frequency, greater severity or specificity. Each party shall cooperate with the other to resolve complaints received by the other party with respect to any Product.
          (c) Each of Distributor and CTS shall promptly deliver to the other all material correspondence that such party may receive, directly or indirectly, from regulatory authorities in jurisdictions where such party has rights to market the Product, except for procedural, non-substantive communications which do not relate to the safety or efficacy of the Product. Distributor and CTS also shall immediately notify the other party about any information such party receives regarding any threatened or pending action by a governmental agency that may affect the safety and efficacy claims of the Product or the continued marketing, promoting, distribution, sale or manufacture of the Product. Upon receipt of any such information, the parties shall consult in an effort to arrive at a mutually acceptable procedure for taking appropriate action, provided, that nothing contained herein shall be construed as restricting either party’s right to make a timely report of such matter to any governmental or regulatory agency or take other action that it deems to be appropriate or required by applicable law or regulation. It is Distributor’s responsibility to report adverse events in accordance with local laws and requirements to governmental or regulatory agencies in the Territory
          (d) Without limiting the foregoing, it is also understood that each party may notify any of its Affiliates, distributors or sub-distributors of any incident or event reported by either party under this Section 6.3. In addition, each party shall, and shall require its respective Affiliates to: (i) to the extent permissible under time constraints and reporting requirements, provide to the other party in advance of initial or periodic submission to the applicable regulatory authorities any and all adverse event reports from clinical trials and commercial experiences with the Product; (ii) provide such adverse event reports to the other party contemporaneously with the provision of such reports to the applicable regulatory authority; and (iii) adhere to all requirements of applicable laws, rules and regulations which relate to the reporting and investigation of adverse events and keep the other party informed of such events. If a party contracts with a third party for research to be performed by such third party on any of the Products, that party shall require such third party to report to the contracting party the information set forth above.
     6.4 Product Recalls. In the event (i) any governmental or regulatory authority issues a request, directive, or order that any Product be recalled or withdrawn, (ii) a court of competent jurisdiction in a final, non-appealable judgment orders a recall or withdrawal of any Product, or (iii) CTS or Distributor determines that a Product should be recalled or withdrawn, in its sole judgment exercised in good faith, the parties shall take all appropriate corrective actions to effect the recall or withdrawal in the Territory. The costs and expenses of notification and destruction or return of the recalled or withdrawn Product shall be borne by Distributor if the cause of the recall or withdrawal is attributable to Distributor and by CTS if the cause of the recall or withdrawal is attributable to CTS and if there is a dispute as to the cause which cannot be resolved by mutual consultation, such dispute shall be submitted to arbitration pursuant to Section 18.2 hereof. In the event that Distributor fails to recall or withdraw the Product as required by this Section 6.4, Distributor shall indemnify CTS from any incremental claims, damages or losses of any nature which CTS incurs as a direct result of such failure to withdraw or recall such Product. In the event that CTS fails to recall or withdraw the Product as required by this Section 6.4, CTS shall indemnify Distributor from any claims, damages or losses of any nature which Distributor incurs as a direct result of such failure to withdraw or recall such Product.
          (a) Compliance with Laws. Both parties shall materially comply with all applicable laws, rules and regulations of the Territory applicable to the supply, development, testing, marketing, promotion, storage, import, distribution and sale of Product.
     6.5 Access to Facilities. The Parties shall grant to each other’s representatives and/or the governmental or regulatory authorities of the Territory reasonable access from time to time from and after the Commencement Date to (a) areas of facilities (or facilities of contractors, subcontractors and Affiliates) in which the Product is or is to be manufactured, packaged, tested, labeled, stored or shipped and (b) the records (including batch records) being maintained in connection with the manufacture or packaging of the Product at the facilities (the “Manufacturing Records”) for the purpose of confirming the readiness of such facilities for the manufacturing or packaging operations contemplated hereby and compliance of such operations with the representations made herein. Such inspections and audits shall be conducted at the inspecting Party’s sole cost and expense and in a manner so as to minimize disruption of the other Party’s business operations. Except as required by any applicable law or as otherwise provided in this Agreement, neither Party shall not be entitled to conduct more than one inspection and audit during each Contract Year of the manufacturing or packaging facility and of the Manufacturing Records, without the prior written approval of of the other Party, such approval not to be unreasonably withheld. The inspecting Party shall be responsible for ensuring that each designee or representative of of such Party that conducts an inspection and audit of the manufacturing or packaging facility or the Manufacturing Records shall comply with the confidentiality obligations set out in Article 7 of this Agreement.

     6.6 Sales and Inventory Reporting. Not later than thirty (30) days after the end of each Quarter, Distributor shall report sales of the Product, in units and values, in the Territory for that Quarter. In addition, the report shall provide a reconciliation of units of the Product purchased from CTS, unit sales, samples or free goods distributed and beginning and ending inventory.
     6.7 Compliance with BTG License Agreement. CTS shall promptly take all steps necessary or desirable to comply with CTS’s obligations under the BTG License Agreement. Upon reasonable and timely request from CTS, Distributor shall promptly take all reasonable steps required hereunder necessary to enable CTS to meet its obligations (other than financial obligations) to BTG under the BTG License Agreement.
     6.8 Notices. Distributor shall promptly provide CTS with a summary in English of any notices directly or indirectly given or received by Distributor in connection with any subject matter of this Article 6.
7.	Confidentiality.
     7.1 Obligations of Confidentiality. Subject to Article 2, the parties shall keep in strictest confidence all Confidential Information and shall not disclose such Confidential Information to any third person except directors, officers, employees, consultants or other agents who need to receive such Confidential Information for the purpose of achieving an objective of this Agreement and who are bound by obligations of confidentiality with respect thereto, as necessary in connection with the transactions provided for or contemplated hereby, or as otherwise may be required by law. Each such party shall exercise reasonable precautions to safeguard the secrecy of Confidential Information and to prevent the unauthorized disclosure thereof. Nothing contained herein shall be deemed to prevent any party from responding to requests or inquiries of or from any regulatory authority in the Territory, provided that such party has notified the other parties in advance of such request or inquiry and the nature and substance of any proposed reply. The parties shall be obligated to resolve any matter relating to any such proposed reply prior to its submission to the regulatory authority in question in the event any party objects to any aspect thereof.
     7.2 Use of Confidential Information. Subject to Section 7.1, Distributor shall have the right to use all Confidential Information hereafter developed by, or coming into the possession of, CTS for use in marketing, promotion and distribution of the Product in the Territory.
     7.3 Disclosure of Confidential Information by CTS. Notwithstanding any other provision of this Article 8, Distributor acknowledges and agrees that CTS has certain obligations to disclose Confidential Information to BTG under the BTG License Agreement and that such disclosures are permitted hereunder and shall not constitute a breach of Section 7.1 hereof; provided that BTG is subject to the same confidentiality obligations (as set forth in Section 8.1) to Distributor.
     7.4 Certain Confidential Information. Notwithstanding anything to the contrary, if a disclosing party has not filed a necessary patent application with respect to any applicable Confidential Information, it may require the receiving Party to delay the proposed authorized or required disclosure (to the extent the disclosing party may legally do so), for up to ninety (90) days, to allow for the filing of such an application.

8.	Marketing Obligation; Covenant not to Compete; Indemnity.
     8.1 Marketing Obligations. At all times during the term hereof following the Commencement Date, Distributor shall, at its own expense, use reasonable commercial efforts, subject to material compliance with all applicable laws and regulations, to promote and market the Product in the Territory.
     8.2 Covenant Not to Compete. During the term hereof following the Commencement Date for so long as its distributorship rights hereunder remain exclusive, Distributor shall not market directly in the Territory products that are competitive with the Product. For purposes of this Section 8.2, a product shall only be deemed “competitive” with the Product if it is (a) labeled for the same indication as the Product is approved in the Territory and (b) sold in the same marketing channel as the Product. Notwithstanding the provisions of this Section 8.2 or any other provisions hereof, Distributor may conduct research and development of any competitive product and, if successful, may produce and market such product provided that Distributor shall, prior to receipt of regulatory approval in the Territory, notify CTS of its intention to market such product in the Territory. Distributor agrees, at the request of CTS, to discuss in good faith the possible grant of licenses for such product to CTS outside the Territory, or another contractual arrangement, including the amendment of this Agreement, to reasonably compensate CTS for the effect such competitive product has on CTS’ rights hereunder.
     8.3 Indemnity.
          (a) CPSI and CTS shall indemnify and hold Distributor harmless from and against any direct costs, expenses (including, without limitation, reasonable attorneys fees) or damages which arise from breach by CTS of any of its representations, covenants, warranties or obligations set forth herein, including without limitation, any claims in connection with (i) sales of the Product outside of the Territory, (ii) any patent infringement relating to the manufacturing of the Product, (iii) Products sold by CTS’s prior distributor in the Territory, (iv) CTS’s breach of the BTG License Agreement, (v) CTS’s prior distributor in the Territory against Distributor and (v) the Product prior to the Commencement Date; except to the extent such damages are caused by or arise from: (x) the negligence or willful misconduct of Distributor; or (y) any matter as to which Distributor has agreed to indemnify CTS hereunder.
          (b) Distributor shall indemnify and hold CTS harmless from and against any direct costs, expenses (including, without limitation, reasonable attorneys fees) or damages which arise from the breach by Distributor of any of its representations, covenants, warranties or obligations set forth herein or from the marketing, sale or distribution of the Product by Distributor and its Affiliates and sub-distributors, except to the extent such damages were caused by or arise from: (i) the negligence or willful misconduct of CTS; or (ii) any matter as to which CTS has agreed to indemnify Distributor hereunder. The party obligated to provide indemnity pursuant to this Section 8.3 is hereinafter referred to as the “Indemnifying Party”.
     8.4 Indemnification Procedure
          (a) Promptly after the receipt by any party hereto of notice of (a) any claim or (b) the commencement of any action or proceeding, such party will, if a claim with respect thereto is to be made against any party obligated to provide indemnification pursuant to Section 8.3 hereof, give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding. Such Indemnifying Party shall have the right, at its option, to compromise or defend, subject to Section 8.4(c) below, at its own expense and by its counsel, any such matter involving the asserted liability of the party seeking such indemnification. Such notice, and the opportunity to compromise or defend, shall be a condition precedent to any liability of the Indemnifying Party under the indemnification provisions of Section 8.3. In the event that any Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the party seeking indemnification of its intention to do so, and the party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability. In any event, the indemnified party shall have the right, at its own expense, to participate in the defense of such asserted liability, provided, that the Indemnifying Party’s counsel shall make all final decisions concerning the defense or, subject to Section 8.4(c) below, compromise or settlement of such litigation.
          (b) Each of the parties hereto shall be entitled to be represented at any proceedings brought against the other party under this Article 8 by its own counsel, at its own expense, and shall cooperate fully with the other party in any such proceeding, provided, it is adequately reimbursed for its out-of-pocket costs and expenses, excluding attorneys’ fees.
          (c) Distributor may not settle a claim described in this Article 8 in a manner which would impose upon CTS or BTG any monetary obligation or require CTS or BTG to submit to an injunction or otherwise limit its rights in respect of any patents, in each case, without the prior written consent of CTS or BTG, which consent shall not be unreasonably withheld, conditioned, or delayed.
9. Term.
     This Agreement shall be deemed to expire upon the date which is five (5) years from the Commencement Date (the “Initial Term”), provided, however, that this Agreement shall be automatically renewed for additional consecutive periods of two (2) years each (the “Renewal Term”) unless either party gives notice to the other not less than six (6) months prior to the end of the Initial Term or of any Renewal Term.
10.	Termination.
     10.1 Termination for Breach. In the event of any material default by either party in the performance of any of the terms and conditions of this Agreement, the other party may terminate this Agreement upon ninety (90) days written notice; provided, that (i) if during such ninety (90) day period the party against whom the material default is claimed cures such default, (ii) if such breach cannot be cured within such ninety (90) day period, such party takes reasonable steps to commence and proceeds diligently thereafter to cure such default and, in fact, cures such default within a reasonable period of time, or (iii) if such default is cured in any other manner satisfactory to the other party as a substitute for full performance, then this Agreement will continue in full force and effect until it expires as provided in Article 9.
     10.2 Termination for Bankruptcy, etc. Either party shall be entitled to terminate this Agreement immediately:
               (i) if any creditor of the other party or any other person levies or attempts to levy any distress, execution, sequestration or other process over the business assets of the other party or an encumbrancer takes or attempts to take possession over the business or assets of the other party;
               (ii) if a petition shall be presented for the winding up of the other party or if a meeting is convened for the purpose of passing a resolution for the winding up of the other party;
               (iii) if a receiver, administrative receiver, manager, trustee or administrator shall be appointed over all or any part of the business or assets of the other party;
               (iv) if the other party or any director or creditor of such other party shall present a petition to the court for an administrative order in respect of such other party;
               (v) if the other party shall convene a meeting of its creditors or shall make any proposal for or enter into any compromise, composition or scheme of arrangement with its creditors or make any assignment for the benefit of its creditors;
               (vi) if the other party shall be deemed to be unable to pay its debts within the meaning of any relevant insolvency law or any relevant insolvency decree or regulation (or any statutory amendment or re-enactment thereof); or
               (vii) if any event analogous to the foregoing shall occur under the laws of any relevant jurisdiction.
     10.3 Termination for Force Majeure Event. Notwithstanding anything to the contrary contained in this Agreement, in the event a force majeure event shall have occurred and be continuing for one hundred eighty (180) consecutive days, the party not suffering such force majeure event shall be entitled to terminate this Agreement effective immediately upon written notice to the party suffering such force majeure event.
     10.4 Termination by Distributor.
          (a) In the event that CTS fails to provide the documents set forth in Sections, 2.2, 2.4 and 2.5 on or prior to December 31, 2005, Distributor may terminate this Agreement upon 30 days’ written notice to CTS. Notwithstanding the above, the deadline provided in the previous sentence shall be extended by the occurrence of an event of force majeure as described in Section 11.2 (subject to Section 10.3). The deadline may also be extended with the consent of Distributor, if the delay is inevitable despite CTS’s bona fide efforts (though not constituting an event of force majeure), in which event Distributor shall not withhold such consent unreasonably.
     10.5 Termination by CTS
          (a) In the event Distributor materially breaches any of its obligations under this Agreement, CTS may terminate this Agreement upon 30 days’ written notice to Distributor. Notwithstanding the above, the deadline provided in the previous sentence shall be extended by the occurrence of an event of force majeure as described in Section 11.2 (subject to Section 10.3). The deadline may also be extended with the consent of CTS, if the delay is inevitable despite Distributor’s bona fide efforts (though not constituting an event of force majeure), in which event CTS shall not withhold such consent unreasonably.
          (b) CTS shall also have the right to terminate this Agreement upon 30 days’ written notice in the event Distributor fails to purchase Product representing less than 75% of the projected sales set out in Exhibit 5.4 during any two consecutive Contract Years during the term of this Agreement.
     10.6 Effect of Expiration or Termination.
          (a) No expiration or termination of this Agreement pursuant to Article 9 hereof or this Article 10 shall relieve either party of obligations accrued to such date of expiration or termination or of obligations which continue by the terms hereof beyond such expiration or termination, including but not limited to any payment obligations hereunder and any obligations under Sections 4.1c, 4.1d, 4.1e,8.3, 8.4, 11.1 and Article 7.
          (b) Except in cases of the termination of this Agreement for a force majeure event or as otherwise expressly set forth in this Agreement, the termination of this Agreement shall not affect purchase orders placed by Distributor and accepted by CTS at the time notice of termination is given and until the time any such termination becomes effective. Except as expressly set forth in this Agreement, Distributor shall have no liability to CTS for any costs that CTS may have incurred (or to which CTS may be committed) in connection with materials used by CTS in the manufacturing or packaging of Product prior to the effectiveness of any notice of termination.
          (c) Payments of undisputed amounts owing to either party under this Agreement as of its expiration or termination shall be due and payable within sixty (60) days after the date of such expiration or termination.
          (d) Within thirty (30) days following the of termination of this Agreement, each party shall destroy or return to the other party all tangible items bearing, containing or contained in any of the Confidential Information of the other party, and shall provide the other party written certification of such destruction or return.
          (e) Distributor shall cease manufacturing, processing, producing, using, or selling Products; provided, however, that Distributor may continue to sell in the ordinary course of business for a period of six (6) months reasonable quantities of Products which are fully manufactured and in Distributor’s normal inventory at the date of termination. CTS shall purchase thereafter any remaining Product in Distributor’s inventory at the original purchase price, together with any shipping costs and applicable taxes.
11. Specific Performance; Force Majeure.
     11.1 Equitable Relief. Each party agrees that a violation by it of any of its covenants and undertakings contained in this Agreement will cause irreparable injury to the other, and that such other party shall be entitled, in addition to any other rights and remedies it may have hereunder at law or at equity, to an injunction or similar equitable remedy enjoining and restraining any such violation or threatened violation thereof.
     11.2 Force Majeure. Subject to Section 10.3, neither CTS nor Distributor shall be held liable or in default for failure of performance for any cause beyond its reasonable control including, for example, Acts of God, declared or undeclared war, fire, flood, interruption of transportation, embargo, insurrections, accident, explosion, governmental laws, orders, regulations, or restrictions interfering with the production or transportation of the Product.

12. Further Assurances.
     Each of the parties shall, from time to time during the term of this Agreement, upon request by the other, execute and deliver all such further documents or instruments as may be required in order to give effect to the purpose and intent of this Agreement. Without limiting the generality of the foregoing, the obligations of the parties hereunder are undertaken with a principal objective of complying with all pertinent provisions of applicable laws, orders and regulations relating to the manufacture, use or sale of pharmaceutical products, and the parties shall take all necessary action as may be required to comply with such provisions.
13. Assignment.
     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective assignees and successors in interest. Neither party shall assign its rights or obligations hereunder, except with the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned, or delayed, except in connection with the sale of all or substantially all of its assets. Any purported assignment in violation of this Section 14 shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement. No assignment shall relieve either party of responsibility for the performance of any accrued obligation that such party then has hereunder.
14. Choice of Law.
     This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, USA, without giving effect to its principles of conflicts of laws.
15. Notices.
     Any notice, request or other communication required or permitted by this Agreement to be given by any party to another party shall be in writing and either mailed by registered or certified mail, return receipt requested, by express delivery service or by facsimile transmission, addressed to such party, Attention: the Managing Director, at its address indicated above or to such other address as such party previously may have designated by like written notice. Notice shall be deemed to have been given upon receipt. Facsimile transmission numbers for the parties are as follows:
If to Distributor:                      + 1 610 940 1676
If to CPSI/CTS:                      +(610) 687-4340
16. Threatened Litigation
The parties agree to notify each other promptly of any threatened or pending litigation related to the Product in the Territory.
17. Miscellaneous.
     17.1 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements or understandings regarding the subject matter hereof or in conflict with its terms.

     17.2 Arbitration. Except as otherwise provided in Section 11.1, the parties hereto hereby agree to perform the terms of this Agreement in good faith, and to attempt to resolve any controversy, claim a dispute arising hereunder in good faith. Any dispute regarding the validity, construction, interpretation or performance of this Agreement (other than any provisions, hereof relating to any intellectual property, rights, or the confidentiality obligations contained in Article 7 hereof) shall be submitted first to the Parties’ respective chief executive officers. If such officers are unable to resolve the dispute within a reasonable time, but in no case longer than sixty (60) days, then the matter shall be submitted to binding arbitration in the State of Delaware, U.S.A. to be conducted in accordance with the Arbitration Rules of the American Arbitration Association (“AAA”); provided however, that nothing in this Section shall be construed to preclude either party from seeking provisional remedies, including, but not limited to, temporary restraining orders and preliminary injunctions, from any court of competent jurisdiction, in order to protect its rights pending arbitration, but such preliminary relief shall not be sought as a means of avoiding arbitration. Any arbitration hereunder shall be submitted to an arbitration tribunal made up of three (3) members experienced in or knowledgeable of the biotechnology and pharmaceuticals industries, one of whom shall be selected by Distributor, one of whom shall be selected by CTS, and one of whom shall be selected by the other two arbitrators. All arbitration proceedings shall be conducted in English. The order or award of the arbitrators shall be final and may be enforced in any court of competent jurisdiction in the Territory or the United States. The prevailing party in any legal or arbitration action brought by one party against the other shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred thereby, including court costs and reasonable attorneys’ fees. The parties shall have the right of limited prehearing discovery, including (i) exchange of witness lists, (ii) exchange of documentary evidence and reasonably related documents, (iii) written interrogatories, and (iv) subject to the reasonable discretion of the arbitrators and upon good cause shown depositions under oath of any witnesses who are to be called to testify at the arbitration hearing. As soon as the discovery is concluded, the arbitrators shall hold a hearing in accordance with the aforesaid AAA rules.
     17.3 Amendments; Waivers. No modification of any of the terms of this Agreement shall be deemed valid unless it is in writing and signed by the party against whom such modification is sought to be enforced. The failure of either party to insist upon the strict performance of any term of this Agreement or the waiver by either party of any breach under this Agreement shall not prevent the subsequent strict enforcement of such term nor be deemed a waiver of any subsequent breach.
     17.4 Severability. In the event any court declares illegal or unenforceable, as written or applied, any provision of this Agreement, such provision shall be severed and the remaining provisions of this Agreement shall continue in full force and effect as if such provision had been deleted or made inapplicable to the situations to which such provision cannot be legally applied. The parties shall use their best efforts to agree upon a valid and enforceable provision as a substitute for the severed provision, taking into account the intent of this Agreement.
     17.5 Publicity. No party shall publicly disclose the subject matter or terms and conditions hereof without the prior consent of the other, except to the extent of disclosure which such party may be required to make by any applicable law or regulations.

     17.6 Affiliates. To the extent any obligations or agreements are imposed upon Affiliates of a party under this Agreement, such party shall cause such Affiliates to fulfill such obligations and agreements.
     17.7 No Agency. Nothing herein shall be deemed to constitute either party as the agent or representative of the other party, or both parties as joint venturers or partners for any purpose. Except as set forth herein, neither party shall be responsible for the acts or omissions of the other party, and neither party will have authority to act on behalf of, represent or obligate the other party in any way without prior written authority from the other party.
     17.8 Counterparts. This Agreement may be executed by fax and in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.
     17.9 Language. All written material, correspondence, technical information, notices and all other written or oral communication supplied by either party hereunder shall be in the English language.
     17.10 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
*** Reminder of Page Intentionally Left Blank; Signature Page Follows ***

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

BEIJING MED PHARM CORPORATION

MARTYN GREENACRE

By:
Name: Martyn Greenacre
Title: Chairman

CONTROLLED THERAPEUTICS (SCOTLAND) LIMITED

DENNIS F. WILLSON

By:
Name: Dennis F. Willson
Title: Director

CYTOKINE PHARMASCIENCES, INC.

DENNIS F. WILLSON

By:
Name: Dennis F. Willson
Title: President & CEO

Exhibit 1.8
Specifications
10 mg dinoprostone retrievable vaginal insert (delivery system)

	QUANTITY	REFERENCE TO
INGREDIENT	(MG PER INSERT)	STANDARDS
Active Constituent

Dinoprostone (Prostaglandin E2)	10 ± 10%	EP
Other Constituent(s)

Hydrogel Polymer Insert, measuring 0.8mm in thickness, manufactured with:	241

*Polyethylene Glycol 8000	217	USP — NF

1,2,6 Hexanetriol	5

Dicyclohexylmethane 4,4’-diisocyanate	19

Ferric Chloride	0.024

Polyester Retrieval System	245

*	EU name: macrogol 8000(EP)

Exhibit 4.2
Copy of Manufacturer’s Authorization and Certificate of a Pharmaceutical Product
(Attached)

Department of Health
MEDICINES AND HEALTHCARE PRODUCTS REGULATORY AGENCY
Market Towers, 1 Nine Elms Lane, London, SW8 5NQ
Telephone 020-7084-2000          Facsimile 020-7084-2595
Date 13/08/2004
Controlled Therapeutics (Scotland) Ltd
Attn: Mrs S Jeffrey
1 Redwood Place, Peel Park Campus
East Kilbride
Scotland G74 5PB
COMMERCIAL IN CONFIDENCE
Dear Mrs Jeffrey

MEDICINES ACT 1968:
MANUFACTURER’S LICENCE	LICENCE NO. ML/8731/1
1.	A manufacturer’s licence for the purpose of section 8(2) of the Medicines Act 1968 is renewed in accordance with the application dated 14 June 2004. The formal documents are enclosed.

2.	This licence authorises manufacture and assembly by the licence holder named; if the business should change hands, the company or person taking over the business will have to obtain a new licence before commencing the manufacture or assembly of products.

3.	This licence is subject to the limitations specified in the licence and to the statutory provisions contained in the Regulations listed in Part III of the enclosed documents.

4.	Manufacture and assembly may only be carried out in accordance with the terms of the relevant product licence, unless a specified exemption applies which allows manufacture and assembly to take place otherwise than in accordance with a product licence.

5.	This licence relates to the manufacture and assembly of products on the premises and under the supervision of the persons specified. If any change of premises or of those persons take place, prior approval must be sought from the Licensing Authority. Any proposal to make structural alterations to the premises must also be notified to the Licensing Authority.

6.	The Licensing Authority has power to suspend licences if fees are unpaid.
Yours sincerely
Licence Office Supervisor

MEDICINES ACTS 1968 AND 1971
MANUFACTURING AND ASSEMBLY
MANUFACTURER’S LICENCE NO. ML/8731/1 has been granted under and subject to the provisions of the Medicines Acts 1968 and 1971 to
Controlled Therapeutics (Scotland) Limited
1 Redwood Place, Peel Park Campus
East Kilbride
G74 5PB
to authorise the holder of the licence to carry out the processes of manufacture and/or assembly of medicinal products of the description or general classification specified in Part I, at the premises therein specified, and in accordance with the particulars set out in Part II. The licence is subject to the further provisions specified in Part III.
The licence, unless previously suspended, revoked or varied as to the period of its validity, will continue in force until 12 August 2009.
Date granted 13 August 2004.
Medicines and Healthcare products Regulatory Agency
(On behalf of the Department of Health)
Market Towers
1 Nine Elms Lane
Vauxhall
London SW8 5NQ

MEDICINES ACTS 1968 AND 1971
MANUFACTURING AND ASSEMBLY
MANUFACTURER’S LICENCE NO. ML/8731/1

PART I —	Particulars of the premises, the Manufacturing, and Assembly operations, and the personnel to which the licence relates.
1.	The premises at which operations are carried out including those premises where any testing associated with the operations takes place.
Controlled Therapeutics (Scotland) Ltd
1 Redwood Place, Peel Park Campus
East Kilbride
Scotland
G74 5PB
1.1	Use of products manufactured and/or assembled on the premises.

Products for human use only

1.2	General classification of products manufactured and assembled on the premises.

1.2.1	Sterile products
None
1.2.2	Non-sterile products
Solid non-sterile unit-dose forms suppositories/ pessaries

Non-compressed buccal dose forms. This dosage form is used in clinical trials only.
1.2.3	Active Ingredients (Biological) produced or handled and appearing in the finished product
None
1.2.4	Other Active Ingredients produced or handled and appearing in the finished product
Dinoprostone

MEDICINES ACTS 1968 AND 1971
MANUFACTURING AND ASSEMBLY
MANUFACTURER’S LICENCE NO. ML/8731/1
PART I (Continued)
1.3	Assembly (only) activities
None

Dosage forms assembled
None
1.4	Other specific processes/activities
Strip and/or blister packing

Manufacture for export

Except in so far as may be expressly indicated the categories of manufacture or assembly above do not include the manufacture or assembly of biological products (ie the products the purity and potency of which cannot be adequately tested by chemical or physical means) or of antibiotics, sterile products or products for administration by parenteral injection.

MEDICINES ACTS 1968 AND 1971
MANUFACTURING AND ASSEMBLY
MANUFACTURER’S LICENCE NO. ML/8731/1
PART I (Continued)

Personnel responsible for operations	Name, qualifications
on the premises	and membership of professional body
on behalf of the licence holder

1.5 Responsible for supervising the production operations

Mr J Jess
B.Sc (Pharm)., A.R.C.S.T.., M.R. Pharm. S

1.6 Responsible for quality control

Mrs S Jeffrey
B.Sc (Hons) Microbiology., C.I.Biol., M.I.Biol.

1.7 Available as “qualified person(s)”

Mrs S Jeffrey
B.Sc (Hons) Microbiology., C.I.Biol., M.I.Biol.

Mrs L Wark
B.Sc (Hons) Immunology and Pharmacology., C.I.Biol., M.I.Biol.

MEDICINES ACTS 1968 AND 1971
MANUFACTURING AND ASSEMBLY
MANUFACTURER’S LICENCE NO. ML/8731/1
PART II - Other relevant particulars
1.	Premises used by the licence holder for storage and handling of materials and products
Controlled Therapeutics (Scotland) Ltd
1 Redwood Place, Peel Park Campus
East Kilbride
Scotland
G74 5PB
2.	Premises at which analytical testing takes place
International Laboratory Services
Shardlow Business Park
London Road
Shardlow
Derbyshire
DE72 2GD

MEDICINES ACTS 1968 AND 1971
MANUFACTURING AND ASSEMBLY
MANUFACTURER’S LICENCE NO. ML/8731/1
PART III - Further provisions
1.	All the provisions of Schedule 2 of the Medicines (Standard Provisions for Licences and Certificates) Regulations 1971 (SI 1971 No 972) as amended shall apply to the licence*.

2.	The responsibilities referred to in Part I shall be undertaken by the persons named therein or by such other person as may be approved from time to time by the Licensing Authority.

3.	The licence holder’s arrangements for -
(a)	the identification and storage of materials and ingredients before and during manufacture, and for the storage of medicinal products after manufacture or assembly;

(b)	ensuring a satisfactory turn-over of stocks of medicinal products;

(c)	maintaining records of production, of analytical and other testing procedures, and a register certified by a qualified person for each batch of proprietary medicines manufactured;

(d)	keeping reference samples of materials used in the manufacture of any medicinal products and of the medicinal products;
shall be in accordance with the particulars contained in or furnished in connection with the application for this licence, or shall be in accordance with such other arrangements as may from time to time be approved by the Licensing Authority.

MEDICINES ACTS 1968 AND 1971
MANUFACTURING AND ASSEMBLY
MANUFACTURER’S LICENCE NO. ML/8731/1
PART III - Further provisions (Continued)
4.	The holder of the licence shall conduct all manufacturing operations in respect of those products for which a product licence is not required, so as to ensure that the products shall conform to the standards of strength, quality and purity applicable to them in accordance with the specification made by the person to whose order they are manufactured or the specification under which the products are sold or supplied.

In relation to such products the holder of the licence shall either:-
(a)	provide and maintain such staff, premises and plant as are necessary for carrying out in accordance with such specification any tests of the strength, quality or purity as required by that specification or,

(b)	make arrangements with a person approved by the Licensing Authority for such tests to be carried out on his behalf by that person, and

(c)	make arrangements for a qualified person to be at all times available for the purpose of checking that each batch of medicinal products has been manufactured and assembled in accordance with the appropriate provisions and to certify accordingly in a register.
5.	The manufacture or assembly of any proprietary medicinal product pursuant to this licence shall not commence until the approval of the Licensing Authority has been given on the appropriate product licence to use of the site(s) named on this licence for the manufacture of that product.

*	By virtue of section 47 of the Medicines Act 1968 when new standard provisions are made by regulation, such provisions shall be deemed to be incorporated in existing licences as from the end of the three months from the date on which the regulations come into operation, but it is provided that at any time before the end of that period the holder may apply to the Licensing Authority to direct that the new provisions should not be incorporated.

Exhibit 5.1
Price
     The price for the Product shall be based on F.O.B., East Kilbride, Scotland and calculated as follows:
     The greater of 25% of Distributor’s net selling price (“NSP”) and a minimum price based upon the following volumes per individual order:

Order Quantity	Minimum Price
1,000 to 3,500 units	£12.00 per unit

Orders of 3,500 units or more	£10.00 per unit
[Note: This minimum price is based upon the 0.8 mm presentation of the Product];
     For purposes of calculating order quantities, the parties shall take into account samples and free goods supplied by CTS to Distributor in accordance with Section 5.2.
     For purposes of making payments to CTS, Distributor shall make payments based upon the NSP or minimum price (based upon the greater of the NSP for the prior quarter or on the minimum price for the order in question) at the time of submission of Distributor’s purchase order. At the conclusion of each quarter, the NSP and minimum price shall be calculated for such quarter and the parties shall make payments as necessary to adjust for over or under payments.
     For purposes of this pricing provision, NSP shall mean the gross proceeds from the sale of an individual unit by Distributor to an unaffiliated third party, expressed in British pounds and recorded in accordance with generally accepted accounting principles, less (i) allowances for returns, chargebacks and discounts actually given to customers; and (ii) taxes, duties (other than customs or import duties) and rebates collected on such sale. The NSP shall not take into account Product distributed as samples.
     Distributor shall be permitted to place orders for 3,500 or more units with multiple shipments and invoices, provided that no shipment shall be for fewer than 1,000 units and no order shall require shipments in more than one Contract Year.

Exhibit 5.4
Projected Sales

Contract Year	Projected Unit Sales
Year 1	10,000

Year 2	40,000

Year 3	55,000

Year 4	65,000

Year 5	75,000

Exhibit 7.3
Standard Operating Procedure “Adverse Event
Reporting Procedures between Controlled Therapeutics
(Scotland) Ltd. and its Trading Partners”
(Attached)

CONTROLLED THERAPEUTICS (SCOTLAND) LTD
Standard Operating Procedure
SOP/REG/005
Adverse Event Reporting Procedures
Between Controlled Therapeutics (Scotland) Ltd
and its Trading Partners

Effective Date	6 June 2004	Cover Page

Supersedes	22 January 2001

Revision No.	03

Table of Contents
(i) Purpose
(ii) Scope
(iii) Responsibilities
(iv) Definitions
(v) Procedure
(vi) References
(vii) Appendices

Prepared By	/s/ (ILLEGIBLE)	Date	31 May 04

Departmental Approval	/s/ (ILLEGIBLE)	Date	31 May 04

Quality Approval	/s/ (ILLEGIBLE)	Date	31 May 04

SOP/REG/005
Revision No. 03

(i)	PURPOSE
1.	To ensure that Controlled Therapeutics (Scotland) Ltd. (CTS) is promptly made aware of adverse events, reactions and lack of effect reports reported in association with the use of a CTS medicinal product that is sold, or is intended for sale by a trading partner of CTS.

2.	To ensure that CTS informs its trading partners in a timely fashion of worldwide adverse events, reactions and lack of effect reports reported on its product(s), so that information may be submitted to local regulatory authorities and, where applicable, ethics committees and clinical trial investigators in accordance with local legal and regulatory requirements.
(ii)	SCOPE

This SOP applies to adverse events, reactions and lack of effect reports arising from clinical trials sponsored by CTS or its trading partners, post authorisation studies, spontaneous reports from health professionals, consumers, regulatory authorities and literature sources.

(iii)	RESPONSIBILITIES
1.	The Regulatory Department at CTS is responsible for the receipt, evaluation and collation of all adverse events and reactions that involve a CTS medicinal product (described in SOP/REG/003). CTS is responsible for transmitting appropriate information regarding adverse events and reactions to licensed trading partners in a timely fashion. Where CTS is the licence holder, it is also the responsibility of CTS to report / adverse reactions to the relevant regulatory authorities.

2.	Trading partners of CTS are responsible for submitting reportable adverse reactions to their respective local regulatory authorities in accordance with local regulatory requirements.

Trading partners are responsible for keeping CTS informed in a timely manner of all adverse events and reactions that they receive. Each trading partner is responsible for translation of all information into English before sending it to CTS.
(iv)	DEFINITIONS
1.	Adverse Drug Reaction (ADR)

Pre-marketing - All noxious and unintended responses to an investigational medicinal product related to any dose should be considered adverse drug reactions.

Post Marketing - A response to a drug which is noxious and unintended and which occurs at doses normally used in man for prophylaxis, diagnosis, or therapy of disease or for modification of physiological function. Therefore, a causal relationship between the medicinal product and the adverse event is at least a reasonable possibility, i.e. the relationship cannot be ruled out.

2.	Adverse Event (AE):

Any untoward medical occurrence in a patient or clinical investigation subject administered a medicinal product and which does not necessarily have a causal relationship with this treatment.

Therefore an AE can be any unfavourable and unintended sign (including an abnormal laboratory finding), symptom, or disease temporally associated with the use of medicinal products, whether or not considered related to the medicinal product.

SOP/REG/005
Revision No. 03

A valid report of an adverse event must contain the following minimum information:
•	patient identification i.e. one or more of the following: initials; identification number such as clinical trial number; age or date of birth; gender

•	an identifiable source (reporter’s name or initials and/or address and/or qualifications e.g. physician, dentist, pharmacist, nurse)

•	suspected drug(s)

•	a specific adverse event
3.	Case Safety Report

A document providing the most complete information related to an individual case available at a certain point of time.

4.	Causal Relationship/Suspected ADR

There is reasonable evidence to suggest that the event is related to the medicinal product as judged by the reporting health care professional or trial investigator or sponsor or manufacturer. If the reporter does not provide a causal assessment on a spontaneous report, the report will be treated as an ADR even if CTS believes there is no causal relationship.

5.	Company Core Safety Information (CCSI)

All relevant safety information contained within a company core data sheet or SmPC prepared by the Marketing Authorisation Holder (MAH) and which the MAH requires to be listed in all countries where the drug is marketed.

6.	Expedited

Serious adverse reactions which qualify for very rapid reporting to regulatory authorities (time-frames dependant upon type of report and local regulatory authority legal requirements).

7.	Health Professional

Medically qualified doctors, coroners, dentists, pharmacists, nurses. Reports from pharmacists and nurses should be followed up if possible to obtain information from a medically qualified doctor responsible for the patient.

8.	Increased Frequency

Increased frequencies of serious adverse reactions qualify for expedited reporting between CTS and the trading partners and regulatory authorities. The method of determining an increased frequency should be provided and reporting time-frames will begin from when the increase in frequency was first determined.

9.	Lack of Effect Report

Any report of a product failing to produce the expected pharmacologic effect.

10.	Literature Report

A case report describing an adverse event or reaction in a patient given a medicinal product which has been identified from the scientific literature.

CTS scans the Medline literature database on a regular basis. Suspected adverse reactions associated with the use of the active substance(s) for the same indication(s) of CTS medicinal products will also be identified and reported, as applicable.

11.	Post-authorisation Safety Study (PASS)

A pharmacoepidemiological study or clinical trial carried out in accordance with the SmPC with the aim of identifying or quantifying a safety hazard related to an authorised medicinal product. PASS may also be conducted to confirm the

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expected safety profile of a medicinal product under marketed conditions, where the number of patients to be included will add significantly the existing product safety data.

12.	Post-authorisation Study

Any study conducted within the conditions of the approved SmPC or under normal conditions of use. A post-authorisation study may fall within the definition of a Post-Authorisation Safety Study (PASS). For ADR and Periodic Safety Update Report (PSUR) reporting purposes, reference to a post-authorisation study means any post-authorisation study of which the marketing authorisation holder is aware.

13.	Serious

A serious adverse event or reaction is any untoward medical occurrence that at any dose has one or more of the following characteristics:
•	results in death

•	is life threatening (i.e. the patient was at risk of death at the time of the event and not that which hypothetically might have caused death if it were more severe)

•	requires inpatient hospitalisation or prolongation of existing hospitalisation

•	results in persistent or significant disability/incapacity

•	is a congenital anomaly/birth defect
Medical and scientific judgement should be exercised in deciding whether other cases should be classed as serious such as important medical events that may not be immediately life-threatening or result in death or hospitalisation but may jeopardise the patient or may require intervention to prevent one of the other outcomes listed in the definition above. These should also usually be considered serious.

Examples of such events are intensive treatment in an emergency room or at home for allergic bronochospasm; blood dyscrasis or convulsions that do not result in hospitalisation; or development of drug dependency or drug abuse.

14.	Severity

This term is used to describe the intensity of an event as being mild, moderate, severe or very severe. The event itself may be of relatively minor medical significance, e.g. severe headache. This is not the same as ‘serious’, which is based on patient/event outcome or action criteria usually associated with events that pose a threat to the patient’s life.
•	Mild: Does not affect usual daily activities/function

•	Moderate: Impairs usual daily activities/function

•	Severe: Considerably restricts usual daily activities/function

•	Very Severe: Prevents usual daily activities/function

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15.	Spontaneous Report

A communication describing an adverse event or reaction in a patient given a medicinal product which does not derive from a study.

16.	Unlisted (Unexpected/Unlabelled) AE or AOR

An adverse event or reaction where the nature, severity or outcome is not consistent with the applicable product information or Company Core Safety Information (CCSI), e.g. Investigator’s Brochure for an unlicensed investigational medicinal product, or the approved product labelling (e.g. data sheet, Summary of Product Characteristics (SmPC), package insert, etc.) for a licensed product. A listed (expected/labelled) reaction would be the converse of this.
(v)	PROCEDURE
1.	REPORTING OF ADVERSE EVENTS TO CONTROLLED THERAPEUTICS LTD, BY TRADING PARTNERS

A flow diagram of procedures is provided in Appendix I.
1.1	Serious Adverse Events

Serious adverse event reports should be faxed or emailed within two working days of receipt by the trading partner to:
Drug Safety Manager
Regulatory Department
Controlled Therapeutics (Scotland) Ltd.
1 Redwood Place
Peel Park Campus
East Kilbride, G74 5PB
U.K
Tele: +44 1355-239166
Fax: +44 1355-263661
Emails should be sent in the first instance to louise.barr@ctscotland.com, if unsuccessful, they should be sent to jane.thygesen@ctscotiland.com or karine.ewert@ctscotiland.com

If necessary, initial information should be followed up to provide as full a report as possible. Every effort should be made to provide pertinent follow-up information within a further 5 working days. If the event is fatal or life threatening, every effort should be made to report to CTS as fully as possible within a further 3 working days of preliminary notification to CTS.

Where possible the information should, in addition to the minimum information (iv) 1, include;
•	clinical indication for which the patient was being treated

•	name of the product being used and any co-suspect drug and treatment times

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•	details of any relevant past medical history and concurrent conditions

•	details of any concurrent medications

•	details of the adverse event including start and stop date, severity, causality assessment

•	seriousness

•	medical intervention to treat event

•	outcome of event
1.2	Non-Serious Adverse Events

Spontaneous adverse events which do not meet the definition of “serious” should be forwarded to CTS at least 3 monthly. Where possible information as stated in Section 1.1 is required. Events from post marketing trials may be reported in summary line listing format (separated into events and reactions) at the end of the study.

1.3	Periodic Safety Update Reports (PSURs)

PSURs produced by trading partners should be copied to CTS.

2.	REPORTING OF ADVERSE EVENTS TO TRADING PARTNERS BY CONTROLLED THERAPEUTICS (SCOTLAND) LTD

A flow diagram of procedures is provided in Appendix I. Trading Partners will be required to confirm in writing whether they wish to receive information listed under 2.1, 2.2 and 2.3.

2.1	Serious Adverse Events

Serious adverse events and reactions will be faxed within two working days of receipt by CTS on an Adverse Event Review Form (Appendix II). Follow-up information will be forwarded as soon as possible on the Adverse Event Review Form, labelled as FOLLOW-UP and highlighted, e.g. **. Also, any corrections made to the Adverse Event Review Form will be highlighted, e.g. *.

2.2	Non-Serious Adverse Events

Non-serious events and reactions will be provided 3 monthly in a summary line listing (Appendix III). Pertinent follow-up to non-serious events will be forwarded in the next 3 monthly update. Non-serious events and reactions from post marketing trials will be provided in the final study reports.

2.3	Periodic Safety Update Reports (PSURs)

All PSURs produced by CTS will be copied to trading partners who request such reports.
(vi)	REFERENCES
1.	Clinical Safety Data Management — Definitions & Standards for Expedited Reporting (CPMP/ICH/3-77/95)

2.	Notice to Applicants, Volume 9 — EU Pharmacovigilance Rules for Human and Veterinary Medicinal Products, Version December 2001.

3.	SOP/REG/003
(vii)	APPENDICES

Appendix I Flow Diagram of Procedures

Appendix II Adverse Event Review Form

Appendix III Adverse Event Line Listing

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Appendix 1
Adverse Event Reporting Flow Diagram
Spontaneous Sources
Serious events/reactions within 2 working days
Non-serious events/reactions — 3 monthly

Adverse events/reactions from any source	→	Controlled Therapeutics	↔	Trading Partners	←	Adverse events/reactions from any source
Post Marketing Trials
Serious events/reactions within 2 working days
Non-serious events/reactions in study report

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ADVERSE EVENT REVIEW FORM

Date Received by CTS:	CTS ADE No.

Date of Adverse event:	Originators Reference No.:

Patient ID and Age:	Originating Address:

Source/Study No:

Product and Dose	Batch No:

Description of Adverse Event or Reaction:

Relevant Medical History and Concomitant Medication:

Outcome:

Follow-up Information Requested/Reviewed (if applicable):

Causality and Seriousness Assessment:

Expedited Reporting to Regulatory Authority: (Y/N)	AE Filed as Line Listing: (Y/N)

Completed By:	Date

Regulatory Review:	Date

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Controlled Therapeutics (Scotland) Ltd. 10 mg Dinoprostone Pessary: Propess/Cervidil	Adverse Events Line Listing	EXAMPLE Number of records

Dose strength
CTS Number	Source		Dose Units
Date received	Country		Treatment started	Event	Event - Verbatim Term	Event - Preferred Term	Serlious Listed Related Outcome (Maternal)
Patient I.D.	Sex	Age	Duration	Onset	Event - Intermediate Term	Event - Low Level Term	Comments	Outcome (Fetal/Neonatal)

Serious key:	S = Serious	Listed key:	L = Listed	Related key:	R = Related
	NS = Non-serious		UL = Unlisted		NR = Not related